EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing of a statement on Schedule 13G/A (including amendments thereto) with respect to the shares of common stock, par value $0.001 per share, of LCA-Vision Inc., a corporation organized and existing under the laws of Delaware, and further agree that this Joint Filing Agreement be included as an exhibit to such filings provided that, as contemplated by Section 13d-1(k)(1)(ii), no person shall be responsible for the completeness or accuracy of the information concerning the other person making the filing, unless such person knows or has reason to believe that such information is inaccurate.  This Joint Filing Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Joint Filing Agreement as of October 6, 2009.

/s/ Eduardo Baviera Sabater
Eduardo Baviera Sabater

/s/ Julio Baviera Sabater
Julio Baviera Sabater

INVERSIONES TELESAN BV

By:/s/ Eduardo Baviera Sabater
Name:  Eduardo Baviera Sabater
Title:  Director

INVESTMENT BALLO HOLDING

By: /s/ Julio Baviera Sabater
Name:  Julio Baviera Sabater
Title:  Director